Exhibit 10.1

November 6, 2007

Mr. Eugene M. Bullis

404 Main Street

Amesbury, MA 01913

Dear Gene:

I am pleased to extend to you an offer of employment to join The Hanover Insurance Group as Executive Vice President and Chief Financial Officer, reporting directly to me. The terms of your employment would be as follows:

1.	Effective on your first day (your “Employment Date”), your salary will be payable in biweekly installments of approximately $18,461, which annualizes to $480,000.

2.	You will participate in the 2008 Annual Incentive Compensation Program (IC) at a target of 90% of your 2008 year-end base salary. The program may be funded up to two times the target award level based on the Company’s achievement of specific financial goals. Your individual target goals will be established by you and me (subject to ratification by the Compensation Committee) in accordance with The Hanover Insurance Group Short Term Incentive Plan. Any IC payment is contingent upon you being employed at Hanover at the time the payment is made and achievement of your individual goals, and is subject to the terms of the program and approval of the Compensation Committee.

3.	You will receive a $150,000 gross hire-on bonus payable to you within your first pay period. This will serve as a sign-on bonus and payment in lieu of a pro rated 2007 Annual Incentive Compensation Award and a 2007 Long-Term Incentive Compensation Award. Should you voluntarily leave the Company within twelve (12) months of your Employment Date, you agree to repay the hire-on bonus paid by the Company on the following schedule:

Less than six months:	100% of bonus
Six to twelve months:	50% of bonus

4.

Additionally, you will be granted Individual Goal Performance-Based Restricted Stock Units (“PBRSUs”) on your Employment Date with an estimated current value of approximately $1,000,000. Your PBRSUs will vest on December 31, 2009, provided and to the extent you have achieved your Individual Performance Goals as described below and you are an active employee at that time. One-half of your PBRSUs will be subject to you having achieved your 2008 Individual Performance Goals by December 31, 2008; and one-half of your PBRSUs will be subject to you having achieved your 2009 Individual Performance Goals by December 31, 2009. Your 2008 and 2009 Individual Performance Goals will be established by you and me by March

Mr. Eugene M. Bullis

November 6, 2007

31, 2008 and March 31, 2009, respectively, and will be subject to approval by the Compensation Committee. The determination of your achievement of your 2008 and 2009 Individual Performance Goals, respectively, will be determined by me, subject in all cases to approval by the Compensation Committee.

The granting of PBRSUs is subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan, and as otherwise specified in the grant agreements.

5.	We will reimburse you for reasonable temporary living expenses for up to eight weeks, such reimbursements to be in accordance with our standard relocation program. You will be eligible to participate in The Hanover Insurance Group’s benefit programs including, but not limited to, Group Medical, Dental, Life, Short and Long Term Disability Insurance, The Hanover Insurance Group Retirement Savings Plan (Qualified 401(k) Plan) and our Nonqualified Retirement Savings Plan available to executives with total compensation (annualized salary and bonuses) of $225,000 or more.

6.	You will be eligible to participate in our Financial Planning benefit provided through AYCO Financial Services, Inc.

7.	You agree to abide by The Hanover Insurance Group’s Code of Conduct and all other corporate policies as in effect from time to time. Employment at The Hanover Insurance Group is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

8.	You will also be recommended for participation in Hanover’s Change-In-Control Plan at the Category 3 level (1x multiple). Participation in the Plan and the applicable level is subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of The Hanover Insurance Group Amended Employment Continuity Plan, as in effect from time to time.

9.	You will be eligible to earn four (4) weeks vacation annually in addition to Company paid holidays and other Company Leave Plans described in our Benefits Programs. Vacation time for 2007 will be pro-rated based on your date of hire.

10.	As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may elect to distribute your pay into one or more accounts.

11.	Under Federal Immigration Law, you will be required to complete an I-9 form verifying your employment eligibility in the United States. Refer to the enclosed materials for a list of acceptable forms of documentation. You should bring the appropriate documents with you to new employee orientation on your first day of work.

12.

As a condition of your hiring and continued employment thereafter, you agree that you will not, directly or indirectly, during the term of your employment with the Company and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Company’s relationship with, any of its policyholders, customers, clients, agents, vendors, officers or

Mr. Eugene M. Bullis

November 6, 2007

employees, or in any way participate with, assist or encourage a third party to do so. We understand that there are no impediments such as non-solicitation or non-competition arrangements, which would impede your ability to carry out your contemplated responsibilities with the Company.

13.	We understand that you are prepared to begin here immediately.

Finalization of this offer letter is contingent upon approval from the Compensation Committee. In this regard, we have discussed the terms of this offer with the Chairman of the Board and the Chairman of the Compensation Committee.

The offer is also contingent upon a satisfactory reference and background check. Our standard procedure is to complete our reference and background checks once your authorization has been received.

Gene, I am very excited about the prospect of you joining The Hanover. All of us on the senior team are confident that you can make a significant difference here and are enthusiastic about our upcoming partnership. Please do not hesitate to call me or Bryan Allen if you have any questions.

Sincerely,

/s/ Frederick H. Eppinger

Frederick H. Eppinger

President and Chief Executive Officer

The foregoing terms and conditions of employment are hereby agreed to and accepted:

/s/ Eugene M. Bullis	November 6, 2007
Mr. Eugene M. Bullis	Date